EXHIBIT 99.1
AMENDMENTS TO BY-LAWS
     Upon motion duly made, seconded and unanimously carried, the following Amendments to the Amended and Restated By-Laws of First Financial Bankshares, Inc. were approved and adopted at the regular meeting of the Board of Directors, at which a quorum was present, held on October 23, 2007:
Article II, Section E shall be amended to read as follows:
“Section E
Shares of the capital stock of the Corporation may be certificated or uncertificated. The Board of Directors may provide by resolution that some or all of any class or series of shares shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until the certificate has been surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send the registered owner thereof a written notice of all information that would appear on a certificate. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares shall be identical to those of the holders of certificates representing shares of the same class and series.”
The following Sections H, I and J shall be added to Article II:
“Section H
The Board of Directors may appoint one or more transfer agents or transfer clerks, and one or more registrars, at times and places that the requirements of the corporation may necessitate and the Board of Directors may designate. The registrar must be an incorporated bank or trust company.
Section I
A person in whose name shares of stock stand on the books of the corporation will be deemed the owner of the shares as regards the corporation, provided that whenever any transfer of shares will be made for collateral security, and not absolutely, and written notice of the transfer is given to the Secretary of the corporation or its transfer agent, if any, that fact will be stated in the entry of the transfer.
Section J
When a transfer of shares is requested and there is reasonable doubt as to the right of the person seeking the transfer, the corporation or its transfer agent, before recording the transfer of the shares on its books or issuing any certificate for the shares, may require from the person seeking the transfer reasonable proof of that person’s right to the transfer. If there is a reasonable doubt of the right to the transfer, the corporation may refuse a transfer unless the person gives adequate security or a bond of indemnity executed by a corporate surety or by two individual sureties satisfactory to the corporation as to form, amount, and responsibility of sureties. The bond will be conditioned to protect the corporation, its officers, transfer agents, and registrars, or any of them, against any loss, damage, expense, or other liability to the owner of the shares by reason of the recordation of the transfer or the issuance of a new certificate for shares.”
SIGNED AND CERTIFIED this 23rd day of October, 2007.
ATTEST:

/s/ J. Bruce Hildebrand	/s/ F. Scott Dueser

J. Bruce Hildebrand, Secretary	F. Scott Dueser, President and
Chief Executive Officer